                                                                    EXHIBIT 4.18

EXECUTION COPY                                               Soren Koll Espensen
                                                             advokat (H), LL.M

                      S H A R E  PURCHASE  A G R E E M E N T

                                     BETWEEN

                            KIRKEBY CHEESE EXPORT A/S
                               RODKILDE MOLLEVEJ 1
                           DK 5700 SVENDBORG, DENMARK
                   DANISH COMPANY REGISTRATION NO. 78 49 82 18

                                       AND

                                 GOLD FROST LTD.
                              4 NAHAL HARIF STREET
                                  YAVNE, ISRAEL
                    ISRAELI COMPANY REGISTRATION NO.520034824

                            SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is made as of February 13, 2008

Between                                                KIRKEBY CHEESE EXPORT A/S
                                                       RODKILDE MOLLEVEJ 1
                                                       DK 5700 SVENDBORG
                                                       ("KCE")

and                                                    GOLD FROST LTD.
                                                       4 NAHAL HARIF STREET
                                                       YAVNE, ISRAEL      ("GF")

1.        INTRODUCTION

1.1.            KCE is the sole nominal and beneficial owner of the entire issued and outstanding share capital of the company Kirkeby
          International Foods A/S, CVR-nr. 31055296 ("COMPANY"), comprising nom.
          DKK 1,000,000 shares (the "SHARES"). Except for the rights granted to
          GF in this Agreement, there are no share warrants or other rights of any kind to acquire any of the share capital of the Company, whether from the Company, KCE or any third party.

1.2.            KCE and GF desire to establish a Danish limited company in respect of which GF shall have 'Effective Control' in accordance with appropriate accounting principles and which shall market and sell, inter alia, kosher dairy products world-wide, including certain kosher products produced by the daughter company of KCE, Haarby
          Mejeri/Kirkeby Dairy ApS ("KIRKEBY DAIRY").

1.3.            KCE has transferred to the Company upon establishment, 35 of its customers as designated in Appendix 1 annexed hereto (the
          "DESIGNATED CUSTOMERS") and transferred all the issued and outstanding share capital of Kirkeby Inc., a corporation established in the US, which KCE represents is a registered US import company, pursuant to the Agreement annexed hereto as EXHIBIT A. The parties intend that following the closing of the transactions pursuant hereto, the Company shall market and sell kosher and other dairy products world-wide, including certain kosher products produced by Kirkeby Dairy.

2.        DEFINITIONS

2.1.            The following definitions will be used unless another meaning is clearly stated in the text.

                                     Side 2.

2.1.1.    "Agreement" means this Share Purchase Agreement and all exhibits and appendices hereto.

2.1.2.    "December Budget" means the budget of 1st of December 2007 annexed hereto as EXHIBIT B.

2.1.3.    "Due Diligence Examination" means the examination of the assets and liabilities of the Company, which is made by GF and described in point
          6.

2.1.4.    "Letter of Intent" means the agreement, and intentions and frames, made between the parties, concerning the co-operation and GF buying of shares in the Company, dated October 2007 annexed hereto as
          Appendix 2.

2.1.5.    "Purchase Price" means the amount which GF shall pay for the Purchased
          Shares in the Company, cf. point 4.

2.1.6.    "The Company" means Kirkeby International Foods A/S, Rodkilde Mollevej
          1, DK 5700 Svendborg, Cvr. Nr. 31055296.

2.1.7.    "Shareholder Agreement" means the agreement annexed hereto as EXHIBIT
          C between KCE and GF about their respective rights as shareholders in the Company, i.e. the direction of the Company, the strategy business policy, dividend, sale of shares, going on the stock exchange, etc.

3.        PURCHASE AND SALE OF SHARES

3.1.            On the basis of the conditions mentioned in this Agreement and in reliance on the representations, warranties, guarantees and commitments of the parties herein, KCE hereby transfers to GF 51% of the Shares, comprising nom. Dkr. 510,000.00 shares in the Company
          (the "PURCHASED SHARES") together with all rights attached to or accruing to the Purchased Shares, free and clear of all encumbrances or third party rights of any kind and GF hereby purchases the
          Purchased Shares as aforesaid.

3.2.            The total registered share capital in the Company which is transferred to GF, nom. DKK 510,000, is paid in full.

4.        PURCHASING PRICE

4.1.            The purchase price for the Purchased Shares is USD 400,000.00
          (the "PURCHASE PRICE") which will be transferred to the bank account of KCE with Nordea Bank (account number to be provided by KCE)
          following the Closing (as defined below) of this Agreement.

                                     Side 3.

5.        DAY OF TAKE OVER

5.1.            The rights of GF in the Purchased Shares shall relate to all rights in the Company as from 1st of January 2008.

6.        DUE DILIGENCE

6.1.            Up to the signing of this Agreement, GF has had an opportunity for at least 60 days, to make a Due Diligence Examination of the
          Company, during which it has been given access to copies of specific documentation concerning the Company, including copies of the
          Company's charter documents, annexed hereto as EXHIBIT D and the indication of value made by the public authorized accountancy company
          KPMG A/S, annexed hereto as EXHIBIT E.

6.2.            GF has in connection with the Due Diligence Examination had access to all the documents requested by GF, as it has to be mentioned that the Company is newly established.

6.3.            GF declares by the signature on this Agreement that it has received answers from KCE on all questions asked in regards to the Due
          Diligence Examination.

6.4.            The statements made by GF do not derogate from the obligations and undertakings of KCE under this Agreement, including, without limitation, pursuant to Section 9 below.

7.        DAY OF SIGNING AND CLOSING

7.1.            Closing of the purchase and sale of the Purchased Shares (the
          "CLOSING") will take place son February 28, 2008 at the address of the
          Company, Rodkilde Mollevej 1, DK 5700 Svendborg.

7.2.            At the Closing KCE shall give the following to GF:

          (i)   A transcript of the Danish Commerce and Companies Agency
          evidencing the continuing existence of the Company, as of a recent date.

          (ii)  Copy of the Company Share book, certified by the Managing
          Director of the Company, in which it is stated that GF has purchased and is the sole owner of nom. Dkr. 510,000.00 shares in the Company, representing 51% of the shares in the Company.

          (iii) Copy of all minutes and all resolutions of the Board of
          Directors of the Company, including approval of the transfer of the
          Purchased Shares to GF, minutes of all meetings and resolutions of the shareholders of the Company and Auditor's record.

                                     Side 4.

          (iv)  A copy of the minutes of a duly held meeting of the board of directors of KCE authorising the execution by KCE of this Agreement and the consummation of the necessary transactions under this
          Agreement and authorizing the persons who sign the Agreement to sign for KCE.

          (v)   The Shareholder Agreement, signed by KCE.

          (vi)  Evidence of the transfer to the Company of the shares of Kirkeby
          Inc.

          (vii) Legal opinion of counsel to KCE in form agreed by GF.

7.3.            At the Closing KCE shall receive the following:

          (i)   Proof that the person who signs the Agreement for GF is
          authorized to sign for GF.

          (ii)  The Shareholder Agreement, signed by GF.

          (iii) Evidence that GF has instructed its bank to transfer the
          Purchase Price in accordance with Section 4 above.

7.4.            Immediately upon receipt by KCE of the Purchase Price it will transfer the amount of USD 200,000.00 to the account of the Company.

8.        KCE'S REPRESENTATIONS, WARRANTIES AND GUARANTEES

          KCE represents, warrants and guarantees, as of the date of this
          Agreement and the Closing, as follows:

8.1.            COMPANY JUDICIAL CONDITIONS

8.1.1.    KCE's parent company and any other shareholders of KCE have fully approved this Agreement and the transactions contemplated under this
          Agreement, including, without limitation, transfer of the Shares to
          GF. This Agreement has been duly executed and delivered by KCE and represents the legal, valid and binding obligation of KCE, enforceable in accordance with its terms.

8.1.2.    The Company is legal established and registered and is in good standing.

8.1.3.    That the articles for the Company, annexed hereto as EXHIBIT D, and the resume of the Company, made by the Public Company Registration
          Office, annexed hereto as EXHIBIT F, gives a correct and fully picture of the decisions made by the general meetings in the Company. There are as so no changes at the Public Company Registration Office concerning the registration conditions for the Company.

                                     Side 5.

8.1.4.    The Company is not under dissolvation, splitting, liquidation or merging.

8.1.5.    The Company has not given any announcement of suspension of payments or request of open forcible voluntary arrangement or insolvency, and the Company is not declared insolvent. The Company has not take initiative to free creditor arrangement.

8.1.6.    The Company has the power and is duly qualified to carry on business in all jurisdictions in which it carries on business.

8.1.7.    KCE is the sole nominal and beneficial owner, without encumbrance or other third party right, of all the Purchased Shares which are to be transferred to GF in accordance to this Agreement.

8.1.8.    The Purchased Shares in the Company are free and without debt and can be transferred to GF without permission from any third party.

8.1.9.    The share book of the Company shows in a correct way the present and former shareholders in the Company and contains also all the information a share book shall contain.

8.1.10.   No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required in relation to the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

8.1.11.   The Company has obtained all public approvals, permissions, authorisations and licenses necessary for the conduct of the business of the Company and is in all material respects in compliance with the terms of such permits and or laws, acts and regulations applicable to it and/or its business.

8.1.12.   All the Company's assets are free and clear of all claims or encumbrances and any right whatsoever of any third party.

8.1.13.   KCE has transferred to the Company all rights in respect of the
          Designated Customers and Kirkeby Inc.

8.2.            INTANGIBLE PROPERTY RIGHTS

8.2.1.    The Company has the full ownership of the intangible property rights which are relevant for the current and future operation of the
          Company. As it is mentioned in the Co-operation Agreement between KCE,
          Kirkeby Dairy and the Company, the Company has the right, without further payment, to use the registered trade mark "SOL", belonging to
          KCE, for kosher products. GF is familiar with this right and accept the limitation of time, as there will be no payment. GF is also familiar with that the right cannot be handed over from the Company to a third party.

                                     Side 6.

8.3.            CONDITIONS OF CONTRACTS

8.3.1.    The Company has not made any agreement or taken any commitments except pursuant to this Agreement.

8.4.            ACCOUNTING CONDITIONS

8.4.1.    The Company is established recently and has not had any significant activities before the present Agreement has been signed. There is no auditor report or annual reports from the Company and the future earnings will alone come as mentioned in the December Budget.

8.4.2.    The forecasts, estimates, or assessments, etc. on future developments, events, figures, etc. contained in the December Budget and in the documentation provided in the Due Diligence Examination, or other expressions of the estimates and expectations of the Company have been prepared in good faith in the ordinary course of business.

8.4.3.    The Company is not liable for any debts, liabilities or contingent liabilities which are not provided for in the December Budget. The
          Company is not a guarantor of any indebtedness to any person or entity and has never undertaken to give any such guarantee.

8.5.            LAWSUITS AND INSURANCE CONDITIONS

8.5.1.    The Company is not part in any lawsuit of any kind and there is no risk that the Company will be involved in lawsuits of any kind, or claims or action for damages or similar, except what can come from ordinary operation.

8.5.2.    The Company has not announced demands under product responsibility insurance and the Company is not familiar with any such demands from third party.

8.6.            OTHER REPRESENTATIONS

8.6.1.    Without derogating from the other representations in this Agreement, the representations and undertakings of the parties contained in
          Section 5 of the Letter of Intent shall be incorporated herein.

                                     Side 7.

9.        KCE GUARANTEE

9.1.            KCE confirms to GF that the representations, warranties and guarantees or information made or given by KCE in this Agreement are true and shows a correct picture of the Company. All information given by KCE in the course of the Due Diligence Examination and/or negotiations leading to the signing and Closing of this Agreement is true and accurate in all respects and not misleading. KCE has fulfilled its obligations under Danish law to loyally inform GF of any facts material to the Company and its business (in Danish "saelgers loyale oplysningspligt).

9.2.            If one or more of the representations, warranties and guarantees or information in this Agreement are not true and GF or the Company will suffer from this circumstance, GF is entitled to receive compensation from KCE.

9.3.            If one of the parties in general violates this Agreement, the other party can demand compensation.

9.4.            GF may demand compensation if any of the given representations, warranties or guarantees or information provided in the Due Diligence
          Examination are not correct or complete and the Company or GF suffers any loss, unless there has been taken correct reservations on the information in point 8 & 9.

10.       ACCEPTANCE FROM COMPETITION AUTHORITY

10.1.           Both parties declare that the transaction do not require the acceptance from the competition authority in their respective jurisidctions.

11.       COMPETITION CLAUSE AND THE PARTIES

11.1.           KCE, Haarby Mejeri/Kirkeby Dairy ApS, Saabygaard Holding ApS and
          director Mr. Per Kildegaard hereby undertake from date of signature of this Agreement, without further compensation, not to, directly or indirectly, either upon employment by or other engagement on behalf of any third party or establishing of own company or otherwise on their own behalf or on behalf of any third party, including, without limitation, respectively joining a company, to run, participate in or to have any ownership interest in (other than a less than two percent
          (2%) interest held solely as a financial investment in public companies listed on a recognized foreign stock exchange) or serve as a director or officer of any kind of business which competes with the activity of the Company, that will be sales and marketing of dairy products within the market for kosher products and/or the marketing of any products to the Designated Customers. At that time where none of
          KCE, Saabygaard Holding ApS or Mr. Per Kildegaard or any affiliate of any of them owns shares in the Company, they are committed to take the same competition clause for an additional 3 (three) years period, starting from the day the last share in the Company owned by any of them is assigned.

                                     Side 8.

11.2.           GF and Willi Foods Ltd., is at same time committed, directly or indirectly, except through the Company, not to sell their products under the trade mark "SOL", except in Israel. This commitment is valid as long as KCE or Saabygaard Holding ApS or any affiliate of either of them is a shareholder in the Company, and for a period of 3 (years)
          years period, thereafter. GF and Willi Foods Ltd. confirm the undertaking under the Cooperation Agreement between KCE, and Kirkeby
          Dairy that Foods has no rights to use the trade mark "SOL", unless expressly agreed in a separate agreement.

11.3.           Determination of the period of the clause is made under
          reference to the Purchase Price, agreed between the parties.

11.4.           Upon each offence against this competition clause, the offender part shall pay an amount of USD 50,000.00, as additional too and not instead of compensation, to the injured part. Further more the offender part shall pay a fine of USD 10,000.00 per month, if the offence is kept active.

11.5.           If one party becomes acquainted with an activity or a
          circumstance which is a breach of the competition clause, and the injured party wishes to exercise the competition clause, the party shall inform the other party, which the injured party thinks is in breach of the competition clause, in writing. If the breaching party brings the activity or circumstance to an end within 3 days after receipt of the written information from the injured party, and at same time in writing declare the injured part about this, the breaching part is not committed to pay any fine to the injured part.

11.6.           If the parties under this competition clause wish to take part in an activity which can be included in the competition clause, they are committed to inform the other part in order to obtain acceptance.

11.7.           The obligation to pay liquidated damages shall not exclude the
          Company from any other statutory relief including injunction and a breach of non-compete obligation may be ended by the issue of a prohibitory injunction without provision of security. The injured party is justified to submit Injunction against competitive business without security.

11.8.           The obligations under this Section 11 shall survive any
          termination of this Agreement for the period set forth in this Section
          11.

                                     Side 9.

12.       SECRECY

12.1.           Both parties are committed to keep secret and not to use for any purpose except operation of the Company, the contents of this
          Agreement as well as the knowledge they have had or have obtained about the other party or the Company, through the negotiations of this
          Agreement, unless under circumstances required by applicable laws, regulations or stock exchange rules.

12.2.           The parties are committed to try to coordinate the information about the transfer, in special in regards to their respective employees. Neither party shall (and KCE shall cause the Company not
          to) issue any press release or otherwise make any public statement with respect to this agreement without the prior written consent of the other party; except as required by law or any regulatory, stock exchange or governmental body.

13.       LAW CHOICE AND VENUE

13.1.           Any dispute which may occur between the parties in accordance to this Agreement has to be settled after Danish law and with the Danish
          Commercial law as first instance.

13.2.           Any dispute or claim arising out of or in connection with this
          Agreement, or the breach, termination or invalidity thereof, shall be subject to arbitration in accordance with the rules of procedure of the Danish Institute of Arbitration. The arbitration clause does not imply a waiver of preliminary remedies such as prohibitory injunction.

          The arbitration shall be in Copenhagen. The language of the
          Arbitration shall be English.

14.       COUNTERPARTS

14.1.           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effective as if executed as an original.

14.       ENCLOSURES

          Appendix 1 - Designated Customers

          Appendix 2 - Letter of intent

          A:   Transfer of Kirkeby Inc.

                                    Side 10.

          B:   December Budget

          C:   Shareholder Agreement

          D:   Charter Documents

          E:   Accountant's Valuation

          F:   Abstract from Danish Commerce and Companies Agency

                                    Side 11.

SIGNATURE:

For Kirkeby Cheese Export A/S:

_________________________________        __________________
Direktor Per Kildegaard Espensen         Chairman Soren K.

For Gold Frost Ltd.

______________________                   _________________
Mr. Zwi Williger                         Mr. Gil Hochboim

As to the competitions clause in the agreement point 11:

For Saabygard Holding ApS

______________________
Mr. Per Kildegaard

______________________
Mr. Per Kildegaard

For Haarby Mejeri/Kirkeby Dairy ApS

______________________
Mr. Per Kildegaard

For Willi Foods Ltd.

______________________                   _________________
Mr. Zwi Williger                         Mr. Gil Hochboim

                    Signature Page - Share Purchase Agreement

                                    Side 12.